Exhibit 10.2

EXECUTION VERSION

December 8, 2017

Hillenbrand, Inc.
One Batesville Boulevard
Batesville, IN  47006

Re:                             Amendment No. 4 to Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to the Private Shelf Agreement, dated as of December 6, 2012 (as amended by Amendment No. 1 dated as of December 15, 2014, Amendment No. 2 dated as of December 19, 2014 and Amendment No. 3 dated as of March 24, 2016, the “Note Agreement”), by and among Hillenbrand, Inc., an Indiana corporation (the “Company”), PGIM, Inc. (f/k/a Prudential Investment Management, Inc.) (“Prudential”) and each Prudential Affiliate (as therein defined) that has become or becomes bound thereby.  Capitalized terms used herein that are not otherwise defined herein shall have the meaning specified in the Note Agreement.

The Company has requested that the Required Holders agree to amend the Note Agreement, as more particularly described below.  Subject to the terms and conditions hereof, the Required Holders are willing to agree to such request.

Accordingly, in accordance with the provisions of Section 18.1 of the Note Agreement, and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                         Amendments to the Note Agreement.  Effective upon the Effective Date (as defined below):

1.1                               Section 5.4(b) of the Note Agreement is hereby amended and restated in its entirety to read as follows:

All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable, as applicable, and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

1.2                               The first sentence of Section 9.6 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries true and correct in all material respects are made of all material financial dealings and transactions in relation to its business and activities and, subject to Section 9.1, in a form permitting financial statements in accordance with GAAP to be derived therefrom.

1.4                               Clause (d) of Section 9.6 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(d)                                 If at any time any Guarantor ceases to be or is no longer liable under a Guarantee and ceases to be or is no longer a borrower or co-borrower as described in clause (a) in this Section 9.8, and if all of the following conditions are satisfied:  (i) no Default or Event of Default exists immediately before or after the release by Prudential and the holders of the Notes of such Guarantor contemplated below, and (ii) if any fees or other consideration has been given to any party to the Primary Credit Facility to obtain the release of such Guarantor from being liable under any Guarantee or as a borrower or co-borrower, the holders of the Notes shall have received such fees or other consideration in a proportionate amount based upon the relative outstanding principal amount of the Notes and of the Indebtedness outstanding under the Primary Credit Facility with respect to which such Guarantor is liable under a Guarantee or as a borrower or co-borrower, then, such Guarantor shall be automatically released from its obligations under the Guaranty Agreement and upon the request and at the expense of the Company, Prudential and the holders of the Notes shall execute and deliver to such Guarantor a release of its obligations under the Guaranty Agreement.

1.5                               Clauses (b), (r), (y) and (z) of Section 10.1 of the Note Agreement are hereby amended and restated in their entirety to read as follows, and a new clause (aa) of Section 10.1 is hereby added which shall read as follows:

(b)                                 Liens existing on the Amendment No. 4 Effective Date that (i) do not exceed $1,000,000 or (ii) are listed on Schedule 10.1 and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.3(b);

…

(r)                                    any interest or title of a licensor under any license or sublicense entered into by the Company or any Subsidiary as a licensee or sublicensee (i) existing on the Amendment No. 4 Effective Date or (ii) in the ordinary course of its business;

…

(y)                                 Liens (x) in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in possession of such bank, (y) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or (z) in favor of banking institutions arising as a matter of law or standard business terms and conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(z)                                  Liens securing obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Agreement; and

(aa)                          other Liens securing liabilities or assignments of rights to receive income in an aggregate amount not to exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Tangible Assets (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 9.1(a) or (b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 9.1(a) or (b), the most recent financial statements referred to in Section 5.5 at any time outstanding; provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if, at the time of the creation, incurrence, assumption or initial existence thereof, such Liens were permitted to be incurred pursuant to this clause (aa) notwithstanding a decrease after such time in the basket amount permitted under this clause (aa) as a result of a decrease in Consolidated Tangible Assets.

1.6                               Clause (ii) of Section 10.2 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(ii) if the aggregate amount invested (including assumed debt) is greater than $375,000,000, relevant financial information, statements and projections reasonably requested by the Required Holders in respect of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for the four fiscal quarters most recently ended giving effect to the acquisition of the company or business pursuant to this Section 10.2 are delivered to Prudential and the holders of Notes that are Institutional Investors not less than five (5) Business Days prior to the consummation of any such acquisition or series of acquisitions, together with a certificate of a Responsible Officer of the Company demonstrating pro forma compliance with Section 10.9 after giving effect to such acquisition or series of acquisitions.

1.7                               Clauses (b), (c), (f), (m) and (r) and the last paragraph of Section 10.3 of the Note Agreement are hereby amended and restated in their entirety to read as follows:

(b)                                 Indebtedness outstanding on the Amendment No. 4 Effective Date that (i) is less than $2,000,000 individually or $15,000,000 in the aggregate or (ii) is listed on Schedule 10.3 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)                                  obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Agreement; provided that such obligations are (or were) entered into in the ordinary course of business, and not for purposes of speculation;

…

(f)                                   so long as no Default or Event of Default has occurred and is continuing or would result therefrom at the time of incurrence, unsecured Indebtedness of (x) the Company or any Guarantor and (y) any Foreign Subsidiary Borrower (other than, for the avoidance of doubt, any Indebtedness of a Foreign Subsidiary under the Primary Credit Facility), in the case of clause (y), in an aggregate outstanding principal amount not to exceed the lesser of (A) the Foreign Subsidiary Debt Limit and (B) the greater of (i) $200,000,000 and (ii) 20% of Consolidated Tangible Assets (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 9.1(a) or (b)); provided that, in each case, such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising under this Agreement, the Notes, and the Transaction Documents;

…

(m)                             Indebtedness of any Person that becomes a Subsidiary after the Amendment No. 4 Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation thereof and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

…

(r)                                    other Indebtedness (exclusive of Indebtedness permitted under clauses (a) through (q) above) in an aggregate principal amount not to exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Tangible

Assets (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 9.1(a) or (b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 9.1(a) or (b), the most recent financial statements referred to in Section 5.5 at any time outstanding; provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness was permitted to be incurred pursuant to this clause (r) notwithstanding a decrease after such time in the basket amount permitted under this clause (r) as a result of a decrease in Consolidated Tangible Assets.

Notwithstanding the foregoing, the Company will not permit any Foreign Subsidiary to create, incur, assume or suffer to exist any Indebtedness under the Primary Credit Facility to the extent that the sum of (i) the aggregate outstanding principal amount of the Indebtedness of all Foreign Subsidiaries outstanding under the Primary Credit Facility plus (ii) the aggregate outstanding principal amount of Indebtedness of Foreign Subsidiary Borrowers outstanding pursuant to clause (f)(y) above would at any time be in excess of $400,000,000 (such amount, the “Foreign Subsidiary Debt Limit”) except to the extent that the amount in excess of the Foreign Subsidiary Debt Limit is permitted under clause (r) of this Section 10.3 (and such Indebtedness in excess of the Foreign Subsidiary Debt Limit shall not be permitted under clause (a) through (q) of this Section 10.3).

1.8                               Section 10.4 of the Note Agreement is hereby amended by (i) replacing the phrase “its assets” in the opening paragraph thereof with the phrase “the assets of the Company and its Subsidiaries, taken as a whole,”, (ii) adding the word “and” at the end of clause (c) thereof, (iii) replacing “; and” at the end of clause (d) thereof with “.” and (iv) deleting clause (e) thereof in its entirety.

1.9                               Section 10.6 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.6                            Change in Nature of Business.

The Company will not, and will not permit any of its Subsidiaries to, enter into any material line of business if, after giving effect thereto, the business of the Company and its Subsidiaries, taken as a whole, would be substantially different from the business in which the Company and its Subsidiaries, taken as a whole, are presently engaged, provided, that this Section 10.6 shall not prohibit the Company or its Subsidiaries from entering into (x) any line of business that is reasonably related, incidental, ancillary or complementary to, or any reasonable extension, development or expansion of, the business in which the Company and its Subsidiaries, taken as a whole, are presently engaged, or (y) any other non-core incidental businesses acquired in connection with any acquisition or investment not prohibited hereunder.

1.10                        Section 10.7 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.7                            [Reserved].

1.11                        Section 10.8 of the Note Agreement is hereby amended by (i) deleting “or” at the end of clause (g) thereof, (ii) replacing the “.” at the end of clause (h) thereof with “;” and (iii) by adding the following after clause (h) thereof:

(i)                                     contained in any trading, netting, operating, construction, service, supply, purchase, credit card, credit card processing service, debit card, stored value card, purchase card (including a so-called “procurement card” or “P-card”) or other agreement to which the Company or any of its Subsidiaries is a party and entered into in the ordinary course of business;  provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder, the accounts associated with such agreement, or the proceeds thereof and does not extend to any other asset or property of the Company or such Subsidiary or the assets or property of any other Subsidiary;

(j)                                    (1) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Material Subsidiary not otherwise prohibited by this Agreement (so long as such limitation or restriction applies only to the property or assets subject to such transfer, agreement to transfer, option, right or Lien), (2) contained in mortgages, pledges or other security agreements securing Indebtedness of a Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (3) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Subsidiary, (4) pursuant to customary provisions in any swap or derivative transactions (including any Swap Agreement), (5) pursuant to customary provisions in leases or licenses of intellectual property (or in other contracts governing intellectual property rights) and other similar agreements entered into in the ordinary course of business, (6) pursuant to customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Company and its Subsidiaries to meet their ongoing obligations or (7) on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(k)                                 customary restrictions and conditions contained in the document relating to Liens permitted under this Agreement, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.8; or

(l)                                     customary restrictions required by, or arising by operation of law under, applicable law, rule or regulation to the extent contained in a document relating to the Equity Interests or governance of any Foreign Subsidiary that is not a Foreign Subsidiary Borrower.

1.12                        Section 10.9 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.9                            Financial Covenants.

(a)                                 Maximum Leverage Ratio.  The Company will not permit the ratio (the “Leverage Ratio”), determined as of the last day of each of its fiscal quarters ending on and after December 31, 2017, of (i) (x) Consolidated Indebtedness minus (y) the Liquidity Amount, in each case as of the last day of such fiscal quarter to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00; provided, however, that if at any time following the consummation of a Significant Acquisition permitted by Section 10.2 occurring after September 30, 2014, upon the written election of the Company delivered in a compliance certificate pursuant to Section 9.1(c) with respect to the fiscal quarter in which such a Significant Acquisition is consummated or with respect to either of the two immediately succeeding fiscal quarters (a “Significant Acquisition Election”), and subject to compliance by the Company with the other terms of this Agreement, the Leverage Ratio permitted pursuant to this Section 10.9(a) shall be deemed to be set at not greater than 4.00 to 1.00 for the fiscal quarter in which such Significant Acquisition was consummated and the two immediately succeeding fiscal quarters (such three consecutive fiscal quarter period, a “Leverage Holiday Period”).  The Company shall only be permitted to make two Significant Acquisition Elections during the term of this Agreement and once the Company makes such a Significant Acquisition Election permitted under this Section 10.9(a), it shall be in effect for the Leverage Holiday Period and shall not be revocable; provided, that in the event the Company makes a Significant Acquisition Election, it shall not be permitted to make a second Significant Acquisition Election until it has maintained a Leverage Ratio of 3.50 to 1.00 or less for four consecutive fiscal quarters following the end of the initial Leverage Holiday Period.  For purposes of calculations under this Section 10.9(a), Consolidated Indebtedness shall not include 75% of the principal amount of any mandatorily convertible unsecured bonds, debentures, preferred stock or similar instruments in a principal amount not to exceed $500,000,000 in the aggregate during the term of this Agreement which are payable in no more than three years (whether by redemption, call option or otherwise) solely in common stock or other common equity interests.

As used in this Section 10.9(a),

“Acquisition” means any transaction, or any series of related transactions, by which the Company and/or any of its Subsidiaries acquires all or substantially all of the issued and outstanding capital stock or equity interests or all or substantially all of the assets of any Person.

“Significant Acquisition” means an Acquisition with an aggregate purchase price equal to or greater than $75,000,000.

(b)                                 Minimum Interest Coverage Ratio.  The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the last day of each of its fiscal quarters ending on and after December 31, 2017, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

1.13                        Section 10.11 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.11.                  Most Favored Lender Status.

(a)                                 If after the date of this Agreement (i) the Company enters into, assumes or otherwise becomes bound or obligated under one or more new Financial Covenants or Sale of Assets Covenants in the Primary Credit Facility or the Company amends any Financial Covenant or Sale of Asset Covenant in the Primary Credit Facility to become more restrictive as to the Company or its Subsidiaries than the Financial Covenants or Sale of Assets Covenant in this Agreement or (ii) any Foreign Subsidiary Borrower enters into, assumes or otherwise becomes bound or obligated under one or more new Financial Covenants or Sale of Assets Covenants in any Material Foreign Credit Facility or any Financial Covenant or Sale of Asset Covenant contained in any Material Foreign Credit Facility is amended to become more restrictive as to the Company or its Subsidiaries than the Financial Covenants or Sale of Assets Covenant in this Agreement, then, in each case of clause (i) and clause (ii) above, the Company will promptly, and in any event within 10 days thereafter, notify the holders of the Notes of such new or amended Financial Covenant or Sale of Asset Covenant and the terms of this Agreement shall, whether or not the Company provides such notice and without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each new or amended Financial Covenant or Sale of Asset Covenant.  The Company further covenants to promptly execute and deliver at its expense (including without limitation, the reasonable fees and expenses of counsel for the holders of the Notes), an amendment to this Agreement to evidence the inclusion of such new or amended Financial Covenant or Sale of Asset Covenant, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 10.11(a), but shall merely be for the convenience of the parties hereto.

(b)                                 If after the time this Agreement is amended pursuant to Section 10.11(a) to include in this Agreement any new or amended Financial Covenant or Sale of Asset Covenant (an “Incorporated Covenant”), (x) such Incorporated Covenant ceases to be in effect under or is deleted from the Primary Credit Facility or applicable Material Foreign Credit Facility, as applicable, or is amended or modified for the purposes of the Primary Credit Facility or applicable Material Foreign Credit Facility, as applicable, so as to become less restrictive with respect to the Company and its Subsidiaries or (y) the applicable Material Foreign Credit Facility shall cease to constitute a Material Foreign Credit Facility, then, upon the request of the Company, the holders of the Notes will amend this Agreement to delete or similarly amend or modify, as the case may be, such Incorporated Covenant as in effect in this Agreement, provided that (i) no Default or Event of Default shall be in existence immediately before or after such deletion, amendment or modification, and (ii) if any fees or other remuneration were paid to any lender under the Primary Credit Facility or applicable Material Foreign Credit Facility, as applicable, with respect to causing such Incorporated Covenant to cease to be in effect or be deleted or to be so amended or modified, then the Company shall have paid to the holders of the Notes the same fees or other remuneration on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under the Primary Credit Facility or applicable Material Foreign Credit Facility, as applicable; provided, further, that if the principal amount outstanding or available and committed for borrowing of any Foreign Credit Facility is increased such that such Foreign Credit Facility shall become a Material Credit Facility, then such Foreign Credit Facility shall be treated as a new Material Foreign Credit Facility for the purposes of Section 10.11(a)(ii) above.  Notwithstanding the foregoing, no amendment to this Agreement pursuant to this Section 10.11(b) as the result of any Incorporated Covenant ceasing to be in effect or being deleted, amended or otherwise modified shall cause any Financial Covenant or Sale of Assets Covenant in this Agreement to be less restrictive as to the Company or its Subsidiaries than such Financial Covenant or Sale of Assets Covenant as contained in this Agreement as in effect on the date hereof, and as amended other than as the result of the application of Section 10.11(a) originally caused by such Incorporated Covenant.

1.14                        Clause (i) of Section 11 of the Note Agreement is hereby amended to insert the word “Material” immediately before the word “Subsidiary” where it appears in clause (iii) thereof.

1.15                        Clause (k) of Section 11 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(k)                                 judgments or orders for the payment of money in excess of $75,000,000 in the aggregate (net of any amounts that are covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and as to which such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order) shall be rendered against the Company or any of its Subsidiaries and remain undischarged or unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

1.16                        Schedule B of the Note Agreement is hereby amended by amending and restating or adding in the appropriate alphabetical order the following defined terms:

“Amendment No. 4” means that certain Amendment No. 4 to Private Shelf Agreement dated as of December 8, 2017.

“Amendment No. 4 Effective Date” means the “Effective Date” as defined in Amendment No. 4.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) all non-cash expenses, charges or losses, (vi) extraordinary expenses, charges or losses, (vii) (A) cash expenses, premiums or penalties incurred in connection with any acquisition, any asset sale or other disposition, any recapitalization, any investment, any issuance of equity interests by the Company or any issuance, incurrence or repayment of any Indebtedness by the Company or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (B) non-recurring or unusual expenses, in an aggregate amount for clauses (A) and (B) not to exceed $20,000,000 during any Reference Period minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax benefits (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clause (v) above subsequent to the fiscal quarter in which the relevant non-cash expense, charge or loss were incurred and (4) extraordinary, income or gains, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference

Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.  As used herein, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America (excluding any possession or territory thereof) other than any Domestic Foreign Holdco Subsidiary.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which any notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any written notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical or endangered status, within the meaning of ERISA.

“Financial Covenant” means any covenant related to a numerical measure of a balance sheet condition, the results of operations or cash flow, or other financial condition, including, without limitation, any provision involving a measurement of the Company’s leverage, ability to cover expenses, earnings, net income, fixed charges, interest expense, net worth or other component of the Company’s or a Foreign Subsidiary’s consolidated financial position, results of operations, shareholders’ equity, assets or liability (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise).

“Foreign Credit Facility” means, as to any Foreign Subsidiary Borrower, any credit agreement, loan agreement, note purchase agreement or similar agreement evidencing a credit facility, and any amendments thereto, creating or evidencing indebtedness for borrowed money of such Foreign Subsidiary Borrower.

“Foreign Subsidiary Borrower” means any “Foreign Subsidiary Borrower” under, and as defined in, the Primary Credit Facility.

“Foreign Subsidiary Debt Limit” is defined in Section 10.3.

“Liquidity Amount” means, as of any date of determination, the lesser of (i) the sum of (a) 100% of the unrestricted and unencumbered cash and cash equivalents maintained by the Company and its Subsidiaries in the United States as of such date, plus (b) 70% of the unrestricted and unencumbered cash and cash equivalents maintained by the Company and its Subsidiaries outside of the United States as of such date and (ii) $100,000,000; provided, however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” as recorded on the books of the Company or the applicable Subsidiary.

“Material Foreign Credit Facility” means any Foreign Credit Facility entered into on or after the Amendment No. 4 Effective Date by a Foreign Subsidiary Borrower in a principal amount outstanding or available and committed for borrowing greater than $200,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); provided for the avoidance of doubt “Material Foreign Credit Facility” shall not include (i) the Primary Credit Facility or (ii) any agreements evidencing Indebtedness incurred pursuant to Section 10.3(n); provided further that any such Foreign Credit Facility shall only be a Material Foreign Credit Facility for so long as such principal amount outstanding or available and committed for borrowing is greater than $200,000,000.

“Material Subsidiary” means, as of any date of determination, each Subsidiary either (i) having (together with its subsidiaries) assets that constitute five percent (5%) or more of the Consolidated Total Assets of the Company and its Subsidiaries or (b) having (together with its Subsidiaries) revenues that constitute five percent (5%) or more of the Consolidated Revenues of the Company and its Subsidiaries, in each case as of the last day of the immediately preceding fiscal year of the Company for which annual financial statements are available.

“Primary Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of December 8, 2017, among the Company, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, refinanced or replaced from time to time.

1.17                        Schedules 10.1 and 10.3 of the Note Agreement is are hereby amended and restated in their entirety as set forth on Schedules 10.1 and 10.3 attached hereto.

SECTION 2.  Representations and Warranties.  Each of the Company and each Guarantor represents and warrants that (a) the execution and delivery of this letter has been duly authorized by all requisite corporate action on behalf of the Company and such Guarantor, this letter has been duly executed and delivered by an authorized officer of the Company and such Guarantor, and the Company and such Guarantor has obtained all authorizations, consents, and approvals necessary for the execution, delivery and performance of this letter and such authorizations, consents and approvals are in full force and effect, (b) each representation and warranty set forth in Section 5 of the Note Agreement and the other Transaction Documents is true and correct in all material respects as of the date of execution and delivery of this letter by the Company and such Guarantor with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date) and (c) after giving effect to the amendments in Section 1, no Event of Default or Default exists.

SECTION 3.  Conditions to Effectiveness.  The amendments described in Section 1 above shall become effective on the date (the “Effective Date”) when each of the following conditions has been satisfied:

3.1                               Documents.  Each holder of a Note shall have received original counterparts or, if reasonably satisfactory to the Required Holders, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance reasonably satisfactory to the Required Holders, dated the date hereof unless otherwise indicated, and on the date hereof in full force and effect:

(i)                                     counterparts of this letter executed by the Company, the Guarantors and the Required Holders; and

(ii)                                  an Officer’s Certificate of the Company, in form and substance reasonably satisfactory to the Required Holders, attaching a true and complete copy of the Second Amended and Restated Credit Agreement, executed by the Company, the subsidiary borrowers party thereto, the guarantors party thereto,

JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto as lenders.

3.2                               Amendment Fee.  The Company shall have paid an amendment fee to each holder of Notes equal to 10 basis points of the aggregate outstanding principal amount of Notes held by each such holder as of the Effective Date, which payment shall be made in the same manner and to the same accounts as for payments of interest pursuant to the Note Agreement.

3.3                               Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter shall be reasonably satisfactory to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 4.  Reference to and Effect on Note Agreement and Notes; Ratification of Transaction Documents.  Upon the effectiveness of the amendments in Section 1 of this letter, each reference to the Note Agreement in any other Transaction Document shall mean and be a reference to the Note Agreement, as modified by this letter.  Except as specifically set forth in Section 1 hereof, the Note Agreement, the Notes and each other Transaction Document shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Note Agreement, any Note or any other Transaction Document, (b) operate as a waiver of any right, power or remedy of Prudential or any holder of the Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any other Transaction Document at any time.  The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that Prudential or any holder of the Notes has agreed to or is prepared to grant any consents or agree to any amendment to the Note Agreement in the future, whether or not under similar circumstances.

SECTION 5.  Reaffirmation.  Each Guarantor hereby consents to the foregoing amendments to the Note Agreement and hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement and each other Transaction Document, after giving effect to such amendments.  Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments, that the Guaranty Agreement and each other Transaction Document remains in full force and effect and is hereby ratified and confirmed.  Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guaranteed Obligations (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement, as amended by this letter agreement, or any of the Notes.

SECTION 6.  Expenses.  The Company hereby confirms its obligations under Section 16.1 of the Note Agreement in connection with the transactions hereby contemplated, whether or not such transactions are consummated.

SECTION 7.  Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SECTION 8.  Counterparts; Section Titles.  This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature page follows]

Very truly yours,

PGIM, INC.

By:	/s/ David Quackenbush
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ David Quackenbush
Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management Japan Co., Ltd. (as Investment Manager)

By:	PGIM, Inc.
(as Sub-Adviser)

	By:	/s/ David Quackenbush
Vice President

PAR U HARTFORD LIFE & ANNUITY COMFORT TRUST

By:	Prudential Arizona Reinsurance Universal Company (as Grantor)

By:	PGIM, Inc.
(as Investment Manager)

	By:	/s/ David Quackenbush
Vice President

Amendment No. 4 to Private Shelf Agreement

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
FARMERS INSURANCE EXCHANGE
MID CENTURY INSURANCE COMPANY
THE INDEPENDENT ORDER OF FORESTERS

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ David Quackenbush
Vice President

Amendment No. 4 to Private Shelf Agreement

The foregoing letter is
hereby accepted as of the
date first above written:

HILLENBRAND, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

Amendment No. 4 to Private Shelf Agreement

BATESVILLE CASKET COMPANY, INC.
BATESVILLE MANUFACTURING, INC.
BATESVILLE SERVICES, INC.

By	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

COPERION K-TRON PITMAN, INC.
ROTEX GLOBAL, LLC
K-TRON INVESTMENT CO.
TERRASOURCE GLOBAL CORPORATION
RED VALVE COMPANY, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer

COPERION CORPORATION

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Assistant Treasurer

PROCESS EQUIPMENT GROUP, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Treasurer

Amendment No. 4 to Private Shelf Agreement

EXISTING LIENS

Restricted cash:

Entity	Amount (USD equivalent)	Bank	Location
Jeffrey Rader AB	$0.4m	Handelsbanken	Sweden
Coperion Ideal Pte. Ltd.	$0.1m	Bank of India	India

SCHEDULE 10.1

EXISTING INDEBTEDNESS

Description	Interest Rate	Maturity	Amount

Senior Unsecured Notes, issued pursuant to the Indenture between Hillenbrand, Inc. and U.S. Bank National Association as trustee, dated as of July 9, 2010 and that certain Supplemental Indenture, dated as of January 10, 2013 by and among Hillenbrand, Inc, Batesville Casket Company, Inc., Batesville Manufacturing, Inc., Batesville Services, Inc., Coperion Corporation, K-Tron Investment Co., Terrasource Global Corporation, Process Equipment Group, Inc., Rotex Global, LLC, and U.S. Bank National Association, as trustee

	5.50% (coupon)	7/15/20	$150,000,000 (face value)

Other Agreements:

Indebtedness incurred pursuant to the Syndicated L/G Facility Agreement dated as of June 3, 2013, by and among Hillenbrand, Inc., and certain of its subsidiaries, and Commerzbank Aktiengesellschaft, as arranger and lender, and various other lenders named therein, as amended and restated by the Amendment Agreement dated as of February 18, 2015, by and among Hillenbrand, Inc., and certain of its subsidiaries, and Commerzbank Aktiengesellschaft, as arranger and lender, Commerzbank International S.A., as agent, and various other lenders named therein, as amended, restated, amended and restated, supplemented or otherwise modified.

SCHEDULE 10.3